                                STATE OF NEW YORK

                              INSURANCE DEPARTMENT



It is hereby certified that the annexed copy of Amended and Restated Charter of METROPOLITAN LIFE INSURANCE COMPANY, of New York, New York, to update the definition of life insurance and add legal services insurance to the company's corporate powers, as approved by this Department November 27, 2001, pursuant to
Section 1206 of the New York Insurance Law,

has been compared with the original on file in this Department and that it is a correct transcript therefrom and of the whole of said original.

                                     In Witness Whereof, I have hereunto set
                                     my hand and affixed the official seal of
    [SEAL]                           this Department at the City of Albany,
                                     this 27th day of November, 2001.

                                      /s/ Salvatore Costigliore
                                     Special Deputy Superintendent

                               [STAMPED RECEIPT]




                                                    Charter Instruments  Page 1

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                        AMENDED AND RESTATED CHARTER OF
                      METROPOLITAN LIFE INSURANCE COMPANY

                                     Under
                       Section 1206 of the Insurance Law
            and Sections 801 and 807 of the Business Corporation Law
            --------------------------------------------------------

     1.  The name of the corporation is Metropolitan Life Insurance Company.

     2. The corporation was incorporated on May 4, 1866 under the name "National Travelers Insurance Company." The name of the corporation was changed to "Metropolitan Life Insurance Company" on March 24, 1868.

     3.  The Charter of the corporation is hereby amended, as authorized by
Section 1206 of the Insurance Law of New York (the "Insurance Law") and Sections 801 and 807 of the Business Corporation Law of New York, to specifically provide that the corporation's powers include the provision of legal services insurance and to update the definition of life insurance.

     4. On October 23, 2001, the amendment and restatement of the Charter was authorized by a majority vote of the Board of Directors of the corporation and thereafter consented to and authorized by the holder of all of the issued and outstanding capital stock of the corporation entitled to vote thereon.

     5. The text of the Charter, as amended by the filing of this Amended and Restated Charter, is hereby restated to read in full as follows:

                                   ARTICLE I

                                 CORPORATE NAME

     The name of the corporation shall continue to be "Metropolitan Life Insurance Company." The corporation may use, in the transaction of any or all of its business and affairs in Canada, including the exercise of any or all of its rights, such name or such name expressed in the French language. Such name when so expressed shall be "La Metropolitaine, compagnie d'assurance vie."

                                   ARTICLE II

                               PLACE OF BUSINESS

     The corporation shall be located and have its principal place of business in the Borough of Manhattan, City of New York, County of New York, and State of New York.

                                                     Charter Instruments  Page 2

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                                  ARTICLE III

                         ANNUAL MEETING OF SHAREHOLDERS

     The annual meeting of the shareholders of the corporation for the election of directors and for the transaction of such other business as properly may come before such meeting shall be held on the fourth Tuesday of April, or otherwise, within 60 days thereafter, as the Board may determine, provided that the Superintendent of Insurance of the State of New York (or any governmental officer, body or authority that succeeds the Superintendent as the primary regulator of the corporation's insurance business under applicable law) is given notice of the date determined by the Board prior to such date, at such place, either within or without the State of New York, as may be fixed from time to time by resolution of the Board and set forth in the notice or waiver of notice of the meeting.

                                   ARTICLE IV

                          BUSINESS OF THE CORPORATION

     The business of the corporation and the kinds of insurance to be undertaken by it are:

     (1) "life insurance," meaning every insurance upon the lives of human beings, and every insurance appertaining thereto, including the granting of endowment benefits, additional benefits in the event of death by accident, additional benefits to safeguard the contract from lapse, accelerated payments of part or all of the death benefit or a special surrender value upon (A) diagnosis of terminal illness defined as a life expectancy of twelve months or less, (B) diagnosis of a medical condition requiring extraordinary medical care or treatment regardless of life expectancy, (C) certification by a licensed health care practitioner of any condition which requires continuous care for the remainder of the insured's life in an eligible facility or at home when the insured is chronically ill as defined by Section 7702(B) of the Internal Revenue Code and regulations thereunder, provided the accelerated payments qualify under Section 101(g)(3) of the Internal Revenue Code and all other applicable sections of federal law in order to maintain favorable tax treatment, or (D) certification by a licensed health care practitioner that the insured is chronically ill as defined by Section 7702(B) of the Internal Revenue Code and regulations thereunder, provided the accelerated payments qualify under Section 101(g)(3) of the Internal Revenue Code and all other applicable sections of federal law in order to maintain favorable tax treatment and the insurer that issues such policy is a qualified long term care insurance carrier under Section 4980c of the Internal Revenue Code or provide a special surrender value, upon total and permanent disability of the insured, and optional modes of settlement of proceeds. "Life insurance" also includes

                                                     Charter Instruments  Page 3

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    additional benefits to safeguard the contract against lapse in the event of unemployment of the insured. Amounts paid the insurer for life insurance and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to Section 4240 of the Insurance Law;

(2) "annuities," meaning all agreements to make periodical payments for a period certain or where the making or continuance of all or some of a series of such payments, or the amount of any such payment, depends upon the continuance of human life, except payments made under the authority of paragraph one hereof. Amounts paid the insurer to provide annuities and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to Section 4240 of the Insurance Law;

(3) "accidental and health insurance," meaning (i) insurance against death or personal injury by accident or by any specified kind or kinds of accident and insurance against sickness, ailment or bodily injury, including insurance providing disability benefits pursuant to article nine of the workers' compensation law, except as specified in item (ii) hereof; and (ii) non-cancellable disability insurance, meaning insurance against disability resulting from sickness, ailment or bodily injury (but excluding insurance solely against accidental injury) under any contract which does not give the insurer the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date; and

(4) "legal services insurance" meaning insurance providing legal services or reimbursement of the cost of legal services;

as heretofore authorized by and under this Charter and paragraphs 1, 2, 3 and 29 of Section 1113(a) of the Insurance Law; together with such reinsurance business (in addition to reinsurance of the kinds of insurance business hereinabove stated) as may be permitted to the corporation by Section 1114 of said Law; together with such business in which the corporation may be authorized to engage pursuant to any amendment to paragraphs 1, 2, 3 and 29 of Section 1113(a) or
Section 1114 of said Law which may be hereafter adopted; and together with any other kind or kinds of business to the extent reasonably ancillary or necessarily or properly incidental to the kinds of insurance business which the corporation is so authorized to do.

    The corporation shall also have the general rights, powers and privileges now or hereafter granted by the Insurance Law or any other law to stock life insurance companies having power to do the kinds of business hereinabove referred to and any and all other rights, powers and privileges of a corporation, as the same may now or hereafter be declared by applicable law.

                                                     Charter Instruments  Page 4

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                                   ARTICLE V

                                CORPORATE POWERS

     Section 1. The business of the corporation shall be managed under the direction of its Board, by committees thereof and by such officers and agents as the Board or such committees may empower.

     Section 2. The Board shall consist of not less than thirteen directors (except for vacancies temporarily unfilled) nor more than thirty directors, as may be determined by the Board by resolution adopted by a majority of the authorized number of directors immediately prior to such determination. Not less than one-third of the directors shall be persons who are not officers or employees of the corporation or of any entity controlling, controlled by, or under common control with the corporation, and who are not beneficial owners of a controlling interest in the voting stock of the corporation or any such entity ("Outside Directors").

     Section 3. The Board shall have power to make and prescribe such By-Laws, rules and regulations for the transaction of the business of the corporation and the conduct of its affairs, not inconsistent with the laws of the State of New York and this Charter as may be deemed expedient, and to amend or repeal such By-Laws, rules and regulations, except as otherwise provided in such By-Laws.

     Section 4. The Board shall have the power to declare by by-law what number of directors shall constitute a quorum for the transaction of business, provided, however, that such number shall be no less than a majority of the authorized number of directors, as least one of whom shall be an Outside Director.

     Section 5. The Board shall elect or appoint a Chairman, a Chief Executive Officer, a President, one or more Vice-Presidents, a Chief Financial Officer, a Secretary, a Treasurer, a Controller and a General Counsel and such other officers as it may deem appropriate, except that officers of the rank of Vice-President and below may be elected or appointed by the Compensation Committee of the Board. Officers shall have such powers and perform such duties as may be authorized by the By-Laws or by or pursuant to authorization of the Board or the Chief Executive Officer.


                                   ARTICLE VI

                       ELECTION OF DIRECTORS AND OFFICERS

     Section 1. The directors of the corporation shall be elected by the shareholders as prescribed by law and the By-Laws of the corporation. The officers of the corporation shall be elected or appointed as provided in the By-Laws of the corporation. Each director shall be at least 18 years old, at all times a majority of the directors shall be

                                                     Charter Instruments  Page 5

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citizens and residents of the United States and not less than three shall be residents of the State of New York.

    Section 2. Vacancies in the Board, include vacancies resulting from any increase in the authorized number of directors or the removal of any director, except a removal of a director without cause, shall be filled by a vote of the Board until the next annual meeting of shareholders of the corporation, except that if the number of directors then in office is less than a quorum, such vacancies may be filled by a vote of a majority of directors then in office.

                                  ARTICLE VII

                             LIABILITY OF DIRECTORS

     No director shall be personally liable to the corporation or any of its shareholders or any of its policyholders for damages for any breach of duty as a director, provided, however, that the foregoing provision shall not eliminate or limit:

          (i) the liability of a director if a judgement or other final adjudication adverse to the director establishes that the director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or establishes that the director's acts or omissions were in bad faith or involved intentional misconduct or were acts or omissions (a) which the director knew or reasonably should have known violated the Insurance Law or (b) which violated a specific standard of care imposed on directors directly, and not by reference, by a provision of the Insurance Law (or any regulations promulgated thereunder), or (c) which constituted a knowing violation of any other law; or

          (ii) the liability of a director for any act or omission prior to April 26, 1990.

                                  ARTICLE VIII

                                     STOCK

     The amount of capital of the corporation shall be $10,000,000 and shall consist of 1,000,000,000 authorized shares of Common Stock, par value $.01 per share.

                                                     Charter Instruments  Page 6

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                                   ARTICLE IX

                                    DURATION

     The duration of the corporation shall be perpetual.

     IN WITNESS WHEREOF, Metropolitan Life Insurance Company, by authority of its Board of Directors, has caused this Amended and Restated Charter to be signed by its Chairman of the Board, President and Chief Executive Officer and its corporate seal to be affixed hereto attested by its Vice President and Secretary on October 31st, 2001.

                                    METROPOLITAN LIFE INSURANCE COMPANY

            [SEAL]                  By: /s/ Robert H. Benmosche
                                        -------------------------------
                                        Robert H. Benmosche
                                        Chairman of the Board, President and
                                        Chief Executive Officer


ATTEST

/s/ Gwenn L. Carr
-------------------------------
Gwenn L. Carr
Vice President and Secretary


                                ACKNOWLEDGMENT

STATE OF NEW YORK      (ss)

COUNTY OF NEW YORK     (ss)

     BEFORE ME, the undersigned, a Notary Public, on this day personally appeared Robert H. Benmosche, known to me to be the person and officer whose name is subscribed to the foregoing instrument and acknowledged to me that the same was the act of Metropolitan Life Insurance Company, a New York life insurance company, and that he has executed the same as the act of said corporation in the capacities therein stated by authority of its board of directors.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE this 31st day of October, 2001.

                                    /s/ Valery Caudle
                                    -------------------------------
                                    Notary Public in and for the
                                    State of New York



                                         [NOTARY STAMP]
                                         VALERY CAUDLE
                                         Notary Public State of New York
                                         No. 60-4824263
                                         Qualified in Westchester County
                                         Commission Expires November 20, 2002


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                                                     Charter Instruments  Page 7